Exhibit 4.1
FORM OF TERM NOTE
THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SUCH ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
SENIOR SECURED TERM NOTE

Issuance Date [ ], 2008	Principal: U.S. $15,000,000
     FOR VALUE RECEIVED, each of Merge Healthcare Incorporated, a Wisconsin corporation (“Parent”), Cedara Software (USA) Limited, a Delaware corporation, Merge eMed, Inc., a Delaware corporation, Cedara Software Corp., an Ontario corporation, Cedara Software Limited, an Ontario corporation, Merge Technologies Holdings Co., a Nova Scotia unlimited company, eFilm Medical, Inc., an Ontario corporation, Merge Cedara ExchangeCo. Limited, an Ontario corporation, each as subsidiaries of Parent (each, including Parent, an “Issuer” and together, including Parent, the “Issuers”), and each Person (as defined below) other than the Issuers which are parties hereto or which becomes a party hereto pursuant to the joinder provisions of Section 24 hereof (hereinafter each of the Issuers and such other Persons are collectively referred to as the “Companies” or individually referred to as a “Company”) hereby, jointly and severely, promises to pay to the order of Merrick RIS, LLC, a Delaware limited liability company, or its registered assigns (the “Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption or otherwise), the “Principal”) upon the Maturity Date (as defined below), acceleration, redemption, or when otherwise due (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate equal to 13.00% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below) or the Maturity Date, acceleration, redemption, or otherwise (in each case in accordance with the terms hereof). This Senior Secured Term Note (including all Senior Secured Term Notes issued in exchange, transfer, or replacement hereof, collectively, the “Term Note”) is issued pursuant to the Securities Purchase Agreement (as defined below) on the Closing Date (as defined below).

Certain capitalized terms used herein are defined in Section 22 or in the Securities Purchase Agreement, as applicable.
     1. PAYMENTS OF PRINCIPAL. On the Maturity Date, the Companies shall pay to the Holder an amount equal to the Principal, as well as all accrued but unpaid Interest. The “Maturity Date” shall [                    ], 2010.
     2. INTEREST; INTEREST RATE. Interest on this Term Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each Payment Quarter on the first day of the succeeding Payment Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”). Interest shall be payable on each Interest Date, to the record holder of this Term Note on the applicable Interest Date, in cash (“Cash Interest”). Prior to the payment of Interest on an Interest Date, Interest on this Term Note shall accrue at the Interest Rate. Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to eighteen and a half percent (18.5%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. The Holder acknowledges that, on the Issuance Date, the Companies paid the Holder the first two Interest payments due hereunder. For the purposes of the Interest Act (Canada) and disclosure thereunder, (i) whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365, (ii) the rates of interest under this Note are nominal rates, and not effective rates or yields, and (iii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
     3. RIGHTS UPON EVENT OF DEFAULT.
          (a) Event of Default. Each of the following events shall constitute an “Event of Default”:
               (i) any of the Companies’ failure to pay to the Holder any amount of Principal, Interest, Late Charges (as defined below) or other amounts when and as due under this Term Note (including, without limitation, any of the Companies’ failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement), or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;
               (ii) any default occurs and is continuing under, or any redemption of or acceleration prior to maturity of, any Indebtedness of the Companies or any of their Subsidiaries in excess of $50,000; provided, that in the event that any such acceleration of Indebtedness is rescinded by the holders thereof prior to acceleration of this Term Note, no Event of Default shall exist as a result of such rescinded acceleration;
               (iii) any of the Companies, pursuant to or within the meaning of Title 11, U.S. Code, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any similar federal, foreign, provincial or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, receiver–manager, manager, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally unable to pay its debts as they become due;
               (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, which is not rescinded, vacated, overturned, or otherwise withdrawn within thirty (30) days after the entry thereof, and that (A) is for relief against any of the Companies or any of their Subsidiaries in an involuntary case, (B) appoints a Custodian of any of the Companies or any of their Subsidiaries, or (C) orders the liquidation of any of the Companies or any of their Subsidiaries;
               (v) a final judgment or judgments for the payment of money are rendered against any of the Companies or any of their Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, paid, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, unless such judgment is covered by insurance or an indemnity from a credit worthy party, so long as the applicable Company or Subsidiary provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and such Company or Subsidiary will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;
               (vi) any of the Companies breaches any representation, warranty, covenant, or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least five (5) consecutive Business Days, other than a breach of Sections 8 of this Term Note, for which there shall be no cure period;
               (vii) any breach or failure in any respect to comply with the provisions of Section 5 this Note;
               (viii) any Company or Subsidiary consummates a Fundamental Transaction contrary to the provisions of Section 4 of this Term Note;
               (ix) the repudiation by any of the Companies of any of its obligations under any Security Document, or any Security Document or any term thereof shall cease to be, or is asserted by any Company not to be, a legal, valid and binding obligation of any Company enforceable in accordance with its terms;
               (x) any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Company not to be, a valid, first priority perfected Lien (to the extent that any Transaction Document obligates the parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens have priority) in the Collateral (except as expressly otherwise provided under and in accordance with the terms of such Transaction Document);
               (xi) any provision of any Security Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Company, or a proceeding shall be commenced by any Company, or by any governmental authority having jurisdiction over such Company, seeking to establish the invalidity or unenforceability thereof, or any Company shall deny that any Company has any liability or obligation purported to be created under any Security Document;
               (xii) any Event of Loss in excess of $250,000 that is not fully covered by insurance, the proceeds of which are paid to the Company within 60 days of such Event of Loss and which proceeds are used to replace such asset within 30 days of receipt thereof or otherwise used to make a Permitted Redemption;
               (xiii) the failure of the Parent’s Common Stock to be traded or quoted on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or the American Stock Exchange;
               (xiv) the occurrence of any Material Adverse Effect;
               (xv) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Term Notes for sale of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) which are required to be included in such Registration Statement in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of twenty (20) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement)).
          (b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Term Note, the Companies shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of a Event of Default, the Holder may require the Companies to redeem all or any portion of this Term Note (as “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Companies, which Event of Default Redemption Notice shall indicate the portion of this Term Note the Holder is electing to redeem; provided, that upon the occurrence of any default described in Section 3(a)(iii) or 3(a)(iv), this Term Note shall automatically, and without any action on behalf of the Holder, be redeemed by the Companies. Each portion of this Term Note subject to redemption by the Companies pursuant to this Section 3(b) shall be redeemed by the Companies at a price equal to the Redemption Premium plus accrued and unpaid Interest and accrued and unpaid Late Charges and Interest with respect to such portion of this Term Note subject to redemption (the “Event of Default Redemption Price”). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 7.
     4. RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.
          (a) Assumption. None of the Companies or any of their Subsidiaries shall enter into or be party to a Fundamental Transaction unless (i) the Fundamental Transaction would result in a Change of Control and the Companies comply with the provisions of Section 4(b), or (ii) if the Fundamental Transaction does not result in a Change of Control, the Successor Entity assumes in writing all of the obligations of the applicable Company under this Term Note and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written customary assumption agreements in form and substance reasonably satisfactory to the Holder prior to, or simultaneously with, such Fundamental Transaction, including agreements to deliver to each holder of Term Notes in exchange for such Term Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Term Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Term Notes held by such holder and having similar ranking to the Term Notes, and satisfactory to the Holder. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Term Note referring to the “Companies” shall refer instead to the Successor Entity and each of the Companies then an affiliate thereof), and may exercise every right and power of the Companies and shall assume all of the obligations of the Companies under this Term Note with the same effect as if such Successor Entity had been named as the Companies herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of this Term Note.
          (b) Redemption Right. No later than 5 days prior to the consummation of a Change of Control, but in any event not prior to the public announcement of such Change of Control, the Companies shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date which is thirty (30) days after the consummation of such Change of Control), the Holder may require the Companies to redeem all or any portion of this Term Note by delivering written notice thereof (“Change of

Control Redemption Notice”) to the Companies, which Change of Control Redemption Notice shall indicate the portion of this Term Note the Holder is electing to redeem. The portion of this Term Note subject to redemption pursuant to this Section 4 shall be redeemed by the Companies at a price equal to 120% (or, if the Change of Control results in the payment of consideration to the holders of Common Stock of the Company equal to or exceeding $1.75 per share (as adjusted for any combinations, splits, recapitalizations and the like with respect to such shares), 100%) of the sum of the amount being redeemed together with accrued and unpaid Interest with respect to such amount and accrued and unpaid Late Charges with respect to such amount and Interest (the “Change of Control Redemption Price”). Redemptions required by this Section 4 shall be made in accordance with the provisions of Section 7 and shall have priority to payments to stockholders in connection with a Change of Control.
     5. COMPANY REDEMPTIONS.
          (a) Permitted Redemption. The Companies may elect to pay to the Holder of this Term Note the Permitted Redemption Amount (as defined below), subject to and in accordance with the terms of this Section 5(a), by redeeming the Principal, in whole or in part (but, other than as such relates to an Event of Loss or as set forth in Section 8(h), in minimum increments of Five Hundred Thousand Dollars ($500,000)), in accordance with this Section 5(a), (a “Permitted Redemption”). On or prior to the date which is the second (2nd) Business Day prior to the date of redemption pursuant to this Section 5(a) (the “Redemption Date”), the Companies shall deliver written notice (each, a “Permitted Redemption Notice”) to the Holder stating the amount which the Companies elect to redeem pursuant to a Permitted Redemption (the “Permitted Redemption Amount”), which Permitted Redemption Amount shall be equal to (i) (A) if the Redemption Date is prior to the 1 year anniversary date of the Issuance Date or (B) (1) if the Redemption Date is on or after the 1 year anniversary of the Issuance Date and (2) one of the Companies has entered into a confidentiality agreement, letter of intent or definitive agreement relating to a potential Change of Control or otherwise has knowledge that a Change of Control may exist or is reasonably likely to exist within 60 days after the Redemption Date, 120% of the outstanding Principal being redeemed, or (ii) other than as set forth in Section 5(a)(i) if the Redemption Date is on or after the 1 year anniversary date of the Issuance Date, 118% of the outstanding Principal being redeemed, and in each case, together with accrued and unpaid Interest with respect to such Permitted Redemption Amount and accrued and unpaid Late Charges with respect to such Permitted Redemption Amount and Interest; provided, however, that if a Permitted Redemption is made simultaneously with, or within 5 Business Days of, a Change of Control that results in the payment of consideration to the holders of Common Stock of the Company equal to or exceeding $1.75 per share (as adjusted for any combinations, splits, recapitalizations and the like with respect to such shares), the redemption price shall equal 100% of the Principal, plus accrued Interest of Late Charges. A Permitted Redemption Notice may be revoked prior to consummation of the Permitted Redemption. The Companies shall redeem the applicable Permitted Redemption Amount of this Debenture pursuant to this Section 5(a) together with the corresponding Permitted Redemption Amounts of the Other Debentures pursuant to the corresponding provisions of the Other Debentures. If the Companies elect to redeem pursuant to a Permitted Redemption, then the Permitted Redemption Amount which is to be paid to the Holder on the applicable Permitted Redemption Date shall be redeemed by the Companies on such Permitted Redemption Date, and the Companies shall pay to the Holder on such Permitted

Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Permitted Redemption Amount.
     6. NON-CIRCUMVENTION. Each Company hereby covenants and agrees that no Company will, by amendment of its articles or certificate of Incorporation or amalgamation, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Term Note, and will at all times in good faith carry out all of the provisions of this Term Note and take all action as may be required to protect the rights of the Holder of this Term Note.
     7. HOLDER REDEMPTIONS.
          (a) Mechanics. Upon an Event of Default Redemption, the Companies shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Companies’ receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 4(b), the Companies shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Companies’ receipt of such notice otherwise. In the event of a redemption of less than all of the Principal of this Term Note, the Companies shall promptly cause to be issued and delivered to the Holder a new Term Note (in accordance with Section 11(d)) representing the outstanding Principal which has not been redeemed.
          (b) Redemption by Holders. Any Event of Default Redemption Notice or Change of Control Redemption Notice for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3(b) or Section 4(b), is to be delivered to the Companies by the Required Holders. If the Companies receive any Event of Default Redemption Notice or Change of Control Redemption Notice and the Companies are unable to redeem all Principal, Interest, Late Charges and other amounts designated in such Redemption Notice, then the Companies shall redeem a pro rata amount from each holder of the Term Notes (including the Holder) based on the principal amount of the Term Notes submitted for redemption pursuant to such Event of Default Redemption Notice or Change of Control Redemption Notice received by the Companies and shall redeem the remaining Principal, Interest, Late Charges and other amounts designated in such Redemption Notice as legal funds are available therefor; provided that the unredeemed portion of such Principal shall accrue interest at rate per annum equal to eighteen and a half percent (18.5%) in the manner set forth in Section 2 hereof until such amounts are paid to the Holder.
     8. COVENANTS.
          (a) Rank. All payments due under this Term Note shall be senior in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future Indebtedness of the Companies; provided that this Term Note shall only rank pari passu in right of payment with respect to Indebtedness relating to Permitted Liens set forth in subparts (d), (g) and (h) of the definition of Permitted Liens.
          (b) Incurrence of Indebtedness. So long as this Term Note is outstanding, no Company shall, and no Company shall permit any of its Subsidiaries to, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Term Note and (ii) Permitted Indebtedness.
          (c) Existence of Liens. So long as this Term Note is outstanding, no Company shall, and no Company shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any Property or assets (including accounts and contract rights) owned by any Company or any of their Subsidiaries (collectively, “Liens”), other than Permitted Liens.
          (d) Creation, Perfection, and Priority of Liens. Each Company represents and warrants that the Security Documents are effective to create in favor of the Holder, for the benefit of the Holder, a legal, valid, binding, and enforceable security interest and Lien, and a first priority security interest and Lien in the Collateral as security for the obligations under the Term Notes (other than with respect to Indebtedness relating to Permitted Liens set forth in subparts (d), (g) and (h) of the definition of Permitted Liens), to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law.
          (e) Restricted Payments. The Parent shall not, directly or indirectly,
               (i) declare or pay any dividend or make any other payment or distribution on account of any Company’s or Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Company) or to the direct or indirect holders of any Company’s or Subsidiary’s Equity Interests in their capacity as such (in each case, other than to the Company or wholly owned U.S. Subsidiaries of the Company);
               (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving any Company) any Equity Interests of any Company or any Subsidiary or any direct or indirect parent of any Company or any Subsidiary in excess of $50,000 per calendar year (in each case, other than from wholly owned U.S. Subsidiaries of the Company); or
               (iii) make any prepayment on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value prior to its scheduled maturity any Indebtedness of any Company or any Subsidiary, except for payments of principal, interest and other amounts under this Term Note.
          (f) Insurance. The Companies shall furnish Holder with proof reasonably satisfactory to the Holder that all insurance required under the Security Documents is in full force and effect at each renewal of any such contract or policy of insurance or upon the Holder’s request.

          (g) Event of Loss; Claims. The Companies shall inform the Holder with reasonable promptness upon the occurrence of (i) any event which, with or without the passage of time, could reasonably be expected to constitute an Event of Loss, or (ii) any claim with respect to any liability filed against the Companies or any of their Subsidiaries.
          (h) Asset Sales. No Company shall, and no Company shall permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale other than Permitted Asset Sales. The Companies shall apply the proceeds from such Permitted Asset Sale as follows:
               (i) the first $10,000,000 of Net Proceeds received by the Companies from such Permitted Asset Sale shall be used by the Companies to make Permitted Redemptions in accordance with Section 5 hereof. Such Permitted Redemptions shall be made within 2 Business Days of the date any of the Companies receive any such proceeds relating to each such Asset Sale; and
               (ii) after the Companies have made Permitted Redemptions pursuant to clause (i) above in an amount not less than $10,000,000, the remaining proceeds from such Asset Sale shall be used as determined by the Board of Directors of the Company.
               Notwithstanding the foregoing, to the extent that the Required Holders in the aggregate with respect to such Permitted Asset Sale have not received Net Proceeds in the amount set forth in subpart (i) above and the proceeds of a Permitted Asset Sale are comprised of consideration other than cash as set forth in the definition of Permitted Asset Sale, the Required Holders shall have the right to demand that the Company make a Permitted Redemption in accordance with Section 5 hereof with such non-cash proceeds. The amount of such Permitted Redemption attributable to such proceeds (and the concomitant reduction in the principal amount of the Note pursuant to such Permitted Redemption) shall be the fair market value thereof determined by the Board of Directors of the Company in its reasonable discretion, which determination shall be made within 5 Business Days of the request therefore by the Required Holders prior to the exercise of the rights set forth in this paragraph. Such Permitted Redemption shall be made within 5 Business Days of the demand therefore by the Required Holders.
          (i) Use of Proceeds. The Companies shall use the proceeds of sale of the Term Notes as set forth on Schedule 4(d) to the Securities Purchase Agreement.
          (j) Audit Rights. The Companies shall, upon reasonable notice, subject to reasonable safety and security procedures, and at the Companies’ sole cost and expense permit the Holder or its designated representatives, to visit and inspect any of the properties of the Companies and their Subsidiaries, to examine the books of account of the Companies and their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Companies and their Subsidiaries, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or, if the Holder has a reasonable basis that Company-prepared financial information is not accurate, by independent auditors), all at such reasonable times and intervals as the Holder may reasonably request.

          (k) Capital Expenditures. The Companies shall not, and shall not permit any of their Subsidiaries to, make any Capital Expenditures in an amount greater than the amount specifically set forth in the then effective budget approved by the Board of Directors and delivered by the Parent to the Holder during any fiscal year of the Companies without the Holder’s prior written consent, which consent shall not be unreasonably withheld.
          (l) Litigation and Judgments. The Companies shall give Holder in writing within ten (10) days of becoming aware thereof, of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Companies or their Subsidiaries or to which the Companies or any of their Subsidiaries are or become a party, in each case, to the extent disclosed on the Schedules to the Purchase Agreement, arising after the date hereof, involving a claim against any Company stating the nature and status of such litigation or proceedings. The Companies shall give notice thereof to the Holder, in writing, in form and substance reasonably satisfactory to the Holder, within ten (10) days of the occurrence of any judgment not covered by insurance, final or otherwise, against the Companies or their Subsidiaries.
          (m) Additional Collateral. With respect to any Property acquired after the Issuance Date by any Company or Subsidiary as to which the Holder does not have a perfected Lien, such Company shall, or shall cause such Subsidiary to, promptly (i) to the extent such property has a purchase price or fair market value of greater than $50,000, send written notice to the Holder with respect thereto at least thirty (30) days after the acquisition thereof, (ii) execute and deliver to the Holder or its agent such amendments to the Security Documents or such other documents as the Holder deems necessary or advisable to grant to the Holder a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Holder a perfected first priority security interest in such Property, including, without limitation, the filing of Mortgages and UCC or PPSA financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Holder.
          (n) Affiliate Transactions. No Company shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Company or Subsidiary, unless such transaction is on terms that are no less favorable to such Company or Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate. Notwithstanding the foregoing, nothing herein shall prevent the Companies from making Permitted Investments. Notwithstanding the foregoing, nothing herein shall prevent the Companies from loaning money to or making investments in Subsidiaries pursuant to intercompany notes which have been pledged to the Holder pursuant to the Security Agreement, provided, that the aggregate amounts thereof shall not exceed the amount specifically set forth in the then effective budget approved by the Board of Directors and delivered by the Parent to the Holder (such loans and investments referred to herein as “Intercompany Investments”).
          (o) Compliance with Securities Laws. The Companies shall, and shall cause their Subsidiaries to, comply, in all material respects, with federal, state and other applicable securities laws.

          (p) Loans and Investments. The Companies shall not, and shall not permit any Subsidiary to, purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Companies (unless otherwise permitted pursuant to the terms hereof (together, “Investments”), except for Permitted Investments.
          (q) Financial Covenant. The Parent shall cause: (i) for the fiscal quarter ending December 31, 2008, Adjusted EBITDA for such fiscal quarter to be greater than $0.00; and (ii) for each fiscal quarter thereafter, cumulative Adjusted EBITDA for the period from October 1, 2008 through the end of each such fiscal quarter, to be greater than $0.00.
     9. VOTE TO ISSUE, OR CHANGE THE TERMS OF, TERM NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Term Note.
     10. TRANSFER. This Term Note may be offered, sold, assigned or transferred by the Holder with the consent of the Companies, such consent not to be unreasonably withheld or delayed, provided, however, that such consent shall not be required if an Event of Default has occurred and is continuing.
     11. REISSUANCE OF THIS TERM NOTE.
          (a) Transfer. If this Term Note is to be transferred, the Holder shall surrender this Term Note to the Companies, whereupon the Companies will forthwith issue and deliver upon the order of the Holder a new Term Note (in accordance with Section 11(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Term Note (in accordance with Section 11(d)) to the Holder representing the outstanding Principal not being transferred.
          (b) Lost, Stolen or Mutilated Term Note. Upon receipt by the Companies of evidence reasonably satisfactory to the Companies of the loss, theft, destruction or mutilation of this Term Note, and, in the case of mutilation, upon surrender and cancellation of this Term Note, the Companies shall execute and deliver to the Holder a new Term Note (in accordance with Section 11(d)) representing the outstanding Principal.
          (c) Term Note Exchangeable for Different Denominations. This Term Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Companies, for a new Term Note or Term Notes (in accordance with Section 11(d) and in principal amounts of at least $250,000) representing in the aggregate the outstanding Principal of this Term Note, and each such new Term Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

          (d) Issuance of New Term Notes. Whenever the Companies are required to issue a new Term Note pursuant to the terms of this Term Note, such new Term Note (i) shall be of like tenor with this Term Note, (ii) shall represent, as indicated on the face of such new Term Note, the Principal remaining outstanding (or in the case of a new Term Note being issued pursuant to Section 11(a) or Section 11(c), the Principal designated by the Holder which, when added to the principal represented by the other new Term Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Term Note immediately prior to such issuance of new Term Notes), (iii) shall have an issuance date, as indicated on the face of such new Term Note, which is the same as the Issuance Date of this Term Note, (iv) shall have the same rights and conditions as this Term Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Term Note, from the Issuance Date.
     12. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Term Note shall be cumulative and in addition to all other remedies available under this Term Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Companies to comply with the terms of this Term Note. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Companies (or the performance thereof). Each of the Companies acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Companies therefore agree that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
     13. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Term Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Term Note or to enforce the provisions of this Term Note or (b) there occurs any bankruptcy, reorganization, receivership of any of the Companies or other proceedings affecting creditors’ rights and involving a claim under this Term Note, then the Companies shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements (and including and such fees and disbursements related to seeking relief from any stay, automatic or otherwise in effect under any Bankruptcy Law).
     14. CONSTRUCTION; HEADINGS. This Term Note shall be deemed to be jointly drafted by the Companies and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Term Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Term Note.

     15. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
     16. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Event of Default Redemption Price, the Change of Control Redemption Price, the Permitted Redemption Amount or any other similar or related amount, the Companies shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the applicable notice or dispute in respect of the Event of Default Redemption Notice, Change of Control Redemption Notice, the Permitted Redemption Notice or any other similar or related notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Companies are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Companies shall, within one (1) Business Day submit via facsimile the disputed arithmetic calculations to the Companies’ independent, outside accountant. The Companies, at the Companies’ expense, shall cause the accountant to perform the determinations or calculations and notify the Companies and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
     17. NOTICES; PAYMENTS.
          (a) Notices. Whenever notice is required to be given under this Term Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Companies shall provide the Holder with prompt written notice of all actions taken pursuant to this Term Note, including in reasonable detail a description of such action and the reason therefor.
          (b) Payments. Whenever any payment of cash is to be made by any of the Companies to any Person pursuant to this Term Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account or accounts of the Companies and sent via overnight courier service to such Person at such address as previously provided to the Companies in writing (which address, in the case of each of the Buyers, shall initially be as set forth in the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Companies with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Term Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Term Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due hereunder or under the other Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Companies in an amount equal to interest on such amount at the rate of eighteen and a half percent (18.5%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).
     18. CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Term Note have been paid in full in cash, this Term Note shall automatically be deemed canceled, shall be surrendered to the Companies for cancellation and shall not be reissued.
     19. WAIVER OF NOTICE. To the extent permitted by law, the Companies hereby waive demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Note and the Securities Purchase Agreement.
     20. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Term Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Term Note and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The parties hereto (a) agree that any legal action or proceeding with respect to this Term Note or any other agreement, document, or other instrument executed in connection herewith, shall be brought in any state or federal court located within the City of New York, , Borough of Manhattan, in the State of New York, (b) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Term Note, or any other agreement, document, or other instrument executed in connection herewith, brought in the aforementioned courts, and (c) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.
     21. Waiver of Jury Trial. THE HOLDER AND THE COMPANIES IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS TERM NOTE OR ANY OTHER TRANSACTION DOCUMENT.
     22. CERTAIN DEFINITIONS. For purposes of this Term Note, the following terms shall have the following meanings:
          (a) “Adjusted EBITDA” means (a) earnings before interest, taxes, depreciation and amortization of the Parent and its consolidated Subsidiaries prepared in accordance with GAAP plus (b) the sum of, in each case to the extent included in the calculation of such earnings but without duplication, (i) losses and charges with respect to extraordinary and non-recurring items; (ii) losses or charges resulting from hurricanes, floods, tornadoes, earthquakes or other natural disasters, (iii) all non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Equity Interests to employees, officers, directors or consultants approved by the Board of Directors; (iv) all cash, costs and expenses, including expenses relating to legal fees, incurred in connection with (A) the transactions contemplated by this Note, (B) any acquisition permitted hereby or consented to by the Holder whether or not such acquisition is completed, (C) any transaction for the issuance of any debt, equity or convertible security permitted hereby or consented to by the Holder, whether or not such transaction is completed and (D) any Permitted Asset Sale whether or not such Asset Sale is completed; (v) fees and costs associated with the early extinguishment of Indebtedness owing to the Holder, (vi) losses from Permitted Asset Sales, (vii) losses, costs and expenses incurred in connection with the litigation or any governmental proceedings, investigations or claims set forth in Schedules to the Purchase Agreement including any monies paid in settlement thereof or to satisfy any judgments thereon, (viii) restructuring charges including, but not limited to, severance payments, lease termination payments and other early-termination payments under contracts, relocation expenses, site and office closure costs and other costs and expenses in connection with downsizing minus (c) the sum of, in each case to the extent included in the calculation of such earnings but without duplication, (i) any credit for income taxes, (ii) interest income, (iii) gains from extraordinary and non-recurring items for such period, (iv) any aggregate net gain from Asset Sales and (v) any other non-cash gains or other items which have been added in determining earnings, including any reversal of a change referred to in clause (b)(iii) above, by reason of a decrease in the value of any Equity Interests.
          (b) “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          (c) “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights other than in the ordinary course of business, and (ii) the sale of debt or Equity Interests in any of the Parent’s Subsidiaries.
          (d) “Capital Asset” means, with respect to any Person, any tangible, fixed, or capital asset owned or leased (in the case of a Capital Lease Obligation) by such Person.
          (e) “Capital Expenditures” means, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets computed in accordance with GAAP.
          (f) “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.
          (g) “Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
          (h) “Change of Control” means, (i) any Fundamental Transaction with respect to the Parent or (ii) any sale of the assets or Equity Interests of one or more of the

Subsidiaries of the Parent which, when taken together, shall constitute the sale of all or substantially all of the assets of the Parent (as defined under the laws of the State of New York) other than, in each of (i) and (ii) (x) any reorganization, recapitalization or reclassification of the shares of Common Stock in which the voting power of the holders of such Common Stock immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (y) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of such Company or Subsidiary thereof or (z) any Permitted Asset Sale.
          (i) “Collateral” means the “Collateral” as defined in the Security Agreement.
          (j) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          (k) “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
          (l) “Event of Loss” means with respect to any property, any of the following: (a) any loss, destruction or damage of such property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.
          (m) “Fiscal Quarter” means a fiscal quarter of any fiscal year of the Companies.
          (n) “Fundamental Transaction” means, with respect to any Company or Subsidiary, that such Company or Subsidiary shall, directly or indirectly, in one or more related transactions, other than those transactions set forth in items (iv) and (v) of the definition of Permitted Asset Sale, (i) consolidate or merge with or into (whether or not such Company or Subsidiary is the surviving corporation) another Person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Company or Subsidiary to another Person, (iii) allow another Person (other than the Holder or any Affiliate thereof) to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock, (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than the Holder or any Affiliate thereof) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.
          (o) “GAAP” means United States generally accepted accounting principles, consistently applied.
          (p) “Mortgage” means a mortgage in form and substance reasonably satisfactory to the Holder, as it may be amended, supplemented or otherwise modified from time to time.
          (q) “Net Proceeds” means all proceeds paid or payable to a Company in respect of an Asset Sale less reasonable out-of-pocket transaction expenses and taxes incurred in respect thereto not to exceed in the aggregate $500,000.
          (r) “Payment Quarter” means each of: the period beginning on and including the Issuance Date and ending on and including every successive three-month anniversary thereof until the Maturity Date.
          (s) “Permitted Asset Sale” means an Asset Sale, in the case of clauses (i), (ii) and (v) below, in which no less than 75% of the consideration therefor is paid in cash at the closing thereof and in which;
     (i) whether in any single transaction or series of related transactions, the assets being transferred therein have a Fair Market Value of less than $1,000,000 in the aggregate and together with all other Asset Sales (other than the Permitted Asset Sales set forth in clauses (iv) and (v) below) from the date hereof having not more than a Fair Market Value of $2,000,000;
     (ii) the sale or lease of products, services or accounts receivable by the Companies or any Subsidiary in the ordinary course of business and any sale or other disposition of damaged, worn-out, replaced or obsolete assets by the Companies or any Subsidiary in the ordinary course of business, in each case, as approved by the Board of Directors;
     (iii) a transfer of assets by the Companies or any Subsidiary to a Company or any U.S. Subsidiary.
     (iv) the sale or transfer of all or a portion of the assets, including the sale of the Equity Interests of Subsidiaries of the Parent, comprising the “Europe/Middle East/Asia (EMEA) Division” of the Parent and its Subsidiaries;
     (v) the sale or transfer of all or a portion of the assets, including the sale of the Equity Interests of Subsidiaries of the Parent, comprising the Cedara Software Division;
     (vi) Asset Sales consented to in writing by the Required Holders; and
          (t) “Permitted Indebtedness” means (i) Indebtedness, the aggregate principal amount of which incurred and outstanding (other than pursuant to this Note) shall not exceed $2 million at any time and that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note pursuant to subordination provisions satisfactory to the Holder (such Indebtedness, the “Subordinated Indebtedness”); (ii) Indebtedness secured by Liens permitted under clause (d) of the definition of Permitted Liens, (iii) Indebtedness under this Note; (iv) Indebtedness payable to any Company or any U.S. Subsidiary thereof; provided, however, that such Indebtedness is expressly subordinated to the prior payment in full in cash of this Note; and (v) Indebtedness existing as of the date hereof and set forth on Schedule 3(s) to the hereto (“Existing Indebtedness”);
          (u) “Permitted Investments” means (a) Investments held by the Companies or any Subsidiary in cash equivalents subject to a Deposit Account Control Agreement pursuant to the terms of the Security Agreement; (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; (c) pledges or deposits as required in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other social security legislation; (d) advances, loans or extensions of credit in the ordinary course of business to employees; provided that the aggregate amount thereof shall not exceed $10,000; (e) any Investment in the Companies or in a U.S. Subsidiary thereof; and (f) other Investments, so long as the aggregate amount of all such Investments made since the Closing Date does not at any time exceed $500,000; and (g) Intercompany Investments.
          (v) “Permitted Liens” means (a) (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves have been established in accordance with GAAP; (b) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (d) Liens upon or in any asset acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such asset or indebtedness incurred solely for the purpose of financing the acquisition or lease of such asset in an amount of Indebtedness, when aggregated with the principal amount (or accreted value, as applicable) of all Indebtedness incurred under clause (ii) of the definition of Permitted Indebtedness does not exceed the amount set forth in the budget as approved by the Board of Directors and delivered by the Parent to the Holder at any time outstanding; (e) Liens securing the Company’s obligations under this Note; (f) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries; (g) Liens arising from or securing judgments, decrees or attachments (or bonds securing same) in circumstances not constituting an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired; and (h) Liens existing on the date hereof and set forth on Schedule 3(w) hereto.
          (w) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

          (x) “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          (y) “Redemption Premium” means 120% of the Principal amount; provided, however, that the Redemption Premium shall not be applicable if the redemption is in connection with the Change of Control that results in the payment of consideration to the holders of Common Stock of the Companies equal to or exceeding $1.75 per share (as adjusted for any combinations, splits, recapitalizations and the like with respect to such shares).
          (z) “Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.
          (aa) “Registration Rights Agreement” means that certain registration rights agreement dated as of the First Closing Date by and among the Companies and the initial holders of the Term Notes.
          (bb) “Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.
          (cc) “Required Holders” means the Holders of Term Notes representing at least a majority of the aggregate principal amount of the Term Notes then outstanding.
          (dd) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Closing Date by and among the Companies and the initial holder of the Term Notes.
          (ee) “Security Agreement” means that certain Pledge and Security Agreement dated as of First Closing Date by and among the Companies and the initial holders of the Term Notes.
          (ff) “Security Documents” means the Security Agreement, the Mortgages, if any, and all other instruments, documents and agreements delivered by any of the Companies or any of their Subsidiaries in order to grant to any holder of a Term Note, a Lien on any real, personal or mixed Property of the Companies or one of their Subsidiaries as security for the obligations under the Term Notes.
          (gg) “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Companies and their Subsidiaries as of that date determined in accordance with GAAP.
          (hh) “State of Registration” means the United States or such other jurisdiction agreed to in writing, from time to time, by the Holder and the Companies in which the assets of any of the Companies is from time to time registered in accordance with the terms of this Term Note.

          (ii) “Subsidiary” means any other corporation, limited partnership or other business entity in which any of the Companies or any Subsidiary thereof owns or controls any equity security or other interest.
          (jj) “Successor Entity” means the Person, which may be any of the Companies, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.
     23. DISCLOSURE. Upon receipt or delivery by any of the Companies of any notice in accordance with the terms of this Term Note, unless Parent has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to itself, the other Companies or their Subsidiaries, Parent shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that Parent believes that a notice contains material, nonpublic information relating to itself, the other Companies or their Subsidiaries, Parent shall so indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to Parent or its Subsidiaries.
     24. JOINDER. The Companies shall notify the Holder within fifteen (15) days after the formation or acquisition of any Subsidiaries. For any Subsidiaries of the Companies formed or acquired after the Issuance Date, the Companies shall at their own expense and, if not previously completed, within fifteen (15) days after notice of such event is required to be provided, cause each such Subsidiary to execute an instrument of joinder (a “Joinder Agreement”) in form and substance reasonably acceptable to the Holder obligating such Subsidiary to any or all of the Transaction Documents deemed necessary or appropriate by the Holder and cause the applicable Company that owns the equity interests of such Subsidiary to pledge to the Holder 100% of the equity securities owned by it of each such Subsidiary formed in the United States (and 65% of the equity securities of any Subsidiary formed outside the United States formed) or acquired after the Issuance Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby. In the event a party becomes a Company (the “New Company”) pursuant to the Joinder Agreement, upon such execution the New Company shall be bound by all the terms and conditions hereof and the other Transaction Documents to the same extent as though such New Company had originally executed this Term Note and the other Transaction Documents. The addition of the New Company shall not in any manner affect the obligations of the other Companies hereunder or thereunder. Each Company hereto acknowledges that the schedules and exhibits hereto may be amended or modified in connection with the addition of any New Company to reflect information relating to such New Company.
[Signature Pages Follow]

     IN WITNESS WHEREOF, each of the Companies has caused this Term Note to be duly executed as of the Issuance Date set out above.

COMPANIES:

MERGE HEALTHCARE INCORPORATED

By:

Name:
Title:

CEDARA SOFTWARE (USA) LIMITED

By:

Name:
Title:

MERGE eMED, INC.

By:

Name:
Title:

CEDARA SOFTWARE CORP.

By:

Name:
Title:

CEDARA SOFTWARE LIMITED

By:

Name:
Title:

eFILM MEDICAL INC.

By:

Name:
Title:

MERGE CEDARA EXCHANGECO. LIMITED

By:

Name:
Title:

MERGE TECHNOLOGIES HOLDINGS CO.

By:

Name:
Title: